Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Additional Plans for the New Upholstery Manufacturing Facility Previously Announced and Certain Financial Information Related to Fiscal March 2021

(Bassett, Va.) – April 26, 2021 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that it has signed a lease for a 123,000 square foot manufacturing facility in Newton, North Carolina. The Company reported previously in its Form 10-Q for the quarter ended February 27, 2021, that lease negotiations with the landlord were ongoing. Production at the facility is expected to start in June 2021 and ramp up during the Company’s fiscal third quarter. Efforts have begun to hire an additional 80 employees to staff the facility.

The Company also announced today that wholesale orders for March 2021 (a five week fiscal month) increased 125% over March 2020 and 52% over March 2019. Shipments for March 2021 increased 59% over March 2020 and 21% over March 2019. Wholesale backlogs ended March 2021 9% higher than at the end of the Company’s first fiscal quarter ended February 27, 2021.

“Incoming wholesale orders continue to outpace our expectation,” commented Rob Spilman, Chairman and CEO. “Halfway through our second quarter, all of our segments are experiencing strong sales with our domestic upholstery, Club Level motion, and Lane Venture outdoor leading the way. Although the industry’s supply chain remains severely compromised, we believe that we are faring better than most due to our focused assortment, streamlined manufacturing processes, and the strong relationships that we have forged with our vendors over many years. These factors lead us to believe that solid demand for our products is sustainable when the pandemic-induced stay-at-home mentality subsides.”

“To that end, we are expanding our Newton, NC manufacturing complex to over 800,000 square feet, creating distinct production platforms for our Everyday Value product, our Bench Made custom upholstery and accent chairs, our domestic motion and reclining chair assortment, and our outdoor furniture offerings sold under the Lane Venture and Bassett Outdoor brands,” continued Spilman. “In all, we will utilize 18 vertically-integrated production cells supported by an assemblage of state-of-the-art CNC routers for frame production and $7 million of fabric and leather inventory which will enable us to grow our upholstery business by 20% long term. And with production in the new facility beginning in June, we look forward to reducing our currently massive order backlog to normalized levels as soon as possible.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 97 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2021, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions (including, without limitation, the effects on revenue, supply and demand resulting from the duration and extent of the COVID-19 pandemic) and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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